As filed with the Securities and Exchange Commission on August 27, 2008.

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Knology, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

52-2424258

(I.R.S. Employer Identification No.)

1241 O.G. Skinner Drive

West Point, Georgia 31833

(Address of Principal Executive Offices) (Zip Code)

Knology, Inc. 2008 Incentive Plan

(Full title of the plan)

Copy to:
Chad S. Wachter	John Shannon
Vice President, General Counsel and Secretary	Alston & Bird LLP
Knology, Inc.	One Atlantic Center
1241 O.G. Skinner Drive	1201 West Peachtree Street, NW
West Point, Georgia 31833	Atlanta, Georgia 30309-3424
(706) 645-8752	(404) 881-7466
(Name, address, and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.01	3,750,000 (1)	$9.45 (2)	$35,437,500 (2)	$1,392.70

(1)	Amount to be registered consists of an aggregate of 3,750,000 shares to be issued pursuant to the grant or exercise of awards under the Knology, Inc. 2008 Incentive Plan (the “Plan”), including additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h), based on the average of the high and low prices of Knology, Inc.’s common stock reported on the Nasdaq Global Market on August 25, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The documents constituting Part I of this registration statement will be delivered to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

(b) Upon written or oral request, Knology, Inc. (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above mentioned information should be directed to Chad S. Wachter, Vice President, General Counsel and Secretary, at (706) 634-2663.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this registration statement:

(1) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007; and

(2) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2007;

(3) The description of the common stock contained in the Company’s Registration Statement filed under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description; and

(4) All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers, directors, employees and agents in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer, director, employee or agent actually and reasonably incurs.

Our Amended and Restated Certificate of Incorporation and our Bylaws contain provisions that provide for the indemnification of our directors and officers to the fullest extent permitted by the DGCL. We believe that such protection is necessary in order to attract and retain qualified persons as directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Company hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(Signatures on following page)

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of West Point, state of Georgia, on August 27, 2008.

KNOLOGY, INC.

By:	/s/ Rodger L. Johnson
Rodger L. Johnson
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Chad S. Wachter and M. Todd Holt as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done regarding the aforesaid, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rodger L. Johnson Rodger L. Johnson	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	August 27, 2008

/s/ Bruce D. Herman Bruce D. Herman	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 27, 2008

/s/ Campbell B. Lanier, III Campbell B. Lanier, III	Lead Director	August 27, 2008

Alan A. Burgess	Director

/s/ Donald W. Burton Donald W. Burton	Director	August 27, 2008

/s/ Eugene I. Davis Eugene I. Davis	Director	August 27, 2008

/s/ O. Gene Gabbard O. Gene Gabbard	Director	August 27, 2008

/s/ William H. Scott, III William H. Scott, III	Director	August 27, 2008

EXHIBIT INDEX

TO

FORM S-8

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Company (Incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2004 (File No. 000-32647)).

4.2	Certificate of Designation of Powers, Preferences, Rights, Qualifications, Limitations and Restrictions of Series X Junior Participating Preferred Stock of Knology, Inc. (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed July 29, 2005 (File No. 000-32647)).

4.3	Bylaws of the Company (Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1/A filed December 27, 1999 (File No. 333-89179)).

4.4	Stockholder Protection Rights Agreement, dated as of July 27, 2005, between Knology, Inc. and Wachovia Bank, National Association, as Rights Agent (which includes as Exhibit A thereto the Form of Rights Certificate) (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed July 29, 2005 (File No. 000-32647)).

5.1	Opinion of Counsel.

23.1	Consent of Counsel (included in Exhibit 5.1).

23.2	Consent of BDO Seidman, LLP.

23.3	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney (included on signature page).